Exhibit 99.1

BOE FINANCIAL SERVICES OF VIRGINIA, INC. REPORTS 1st QUARTER RESULTS AND CONTINUED STRONG CREDIT QUALITY

April 30, 2008

TAPPAHANNOCK, Va., April 30 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (the “Company” or “BOE”) (Nasdaq: BSXT - News) reported net income was $374,000 for the quarter ended March 31, 2008 compared to $552,000 for the first quarter in 2007. Earnings per share, on a diluted basis, were $0.31 per share for the first quarter of 2008 compared to $0.45 per share for the same period in 2007. These results were largely impacted by the recognition of one-time merger related expenses associated with our proposed merger with Community Bankers Acquisition Corp (“CBAC”).

Increases in net interest income of $82,000 and non-interest income of $101,000 were exceeded by a $417,000 increase in non-interest expenses primarily due to merger and branch expansion activities. Direct expenses related to BOE’s proposed merger with Community Bankers Acquisition Corporation (“CBAC”) resulted in an increase in noninterest expenses of $194,000 in the first quarter of 2008 compared to the same period in 2007. The BOE special meeting of shareholders originally scheduled for Friday, April 25, 2008, to consider and vote on its proposed merger with CBAC, was adjourned until Wednesday, May 21, 2008. This was after learning that CBAC planned to adjourn its two shareholder meetings in order to provide its shareholders more time to consider and vote on the proposed merger with BOE, its proposed merger with TransCommunity Financial Corporation and related matters.

Other nonrecurring items during the first quarter of 2008 included a one-time gain by BOE of $90,000 related to the sale of the Company’s credit card portfolio and a write down of $88,000 on BOE’s ownership interest in Bankers Investments, which announced its sale to Infinex. The net impact of non-recurring items in the first quarter of 2008 was $192,000 in additional expenses, pre-tax, and subsequently resulted in a reduction in net income of $154,000, after applying the Company’s effective tax rate.

Excluding the nonrecurring items mentioned above, total noninterest expenses increased $223,000 during the first quarter of 2008 compared to the same period in 2007. Salaries represented the largest component of this increase, amounting to $118,000, or 13.7%, over the same period in 2007. Employee benefits and costs also increased, $32,000, or 11.8%, during the first quarter of 2008 compared to the same period in 2007. The increases in salaries and employee benefits and costs were largely composed of adding additional banking staff to operate two new branches in Northumberland County, Virginia. The Burgess office opened October 15, 2007 and Callao opened on January 2, 2008. Expansion efforts were the primary component, $48,000, or 44.4%, in increases in furniture and equipment related expenses for the first quarter of 2008 compared to the same period in 2007.

Offsetting these decreases to net income for the quarter ended March 31, 2008 was an increase of $99,000, or 23.2%, in total noninterest income. Provision for loan losses was $0 for both the first quarter of 2008 and 2007.

Loan quality remains strong as nonaccruing loans were $73,000 on March 31, 2008, or 0.03% of total loans, compared to $96,000, or 0.04% of total loans at December 31, 2007. Loans past due 90 days or more and accruing interest were $95,000 at March 31, 2008 and $17,000 at December 31, 2007. Net charged-off loans were $36,000 in the first quarter of 2008.

“Our two newly opened offices in Northumberland County are off to a tremendous start,” said George M. Longest, Jr., President and Chief Executive Officer. “The Burgess and Callao Offices have quickly established strong deposit and loan relationships. We feel Northumberland County possesses outstanding demographics. We also are incurring expenses related to our merger proposal with CBAC but hope to wrap up the transaction in the second quarter of this year. We are looking forward to operating in a new holding company environment but with the historic Bank of Essex name still in place. We are also pleased that our net interest income held steady in a rapidly decreasing interest rate environment and that our loan quality ratios, including past due and classified loans, have improved in the first three months of the year.”

BOE, which offers a broad range of financial services to consumers and businesses, currently operates eight Bank of Essex offices in Essex, King William, Hanover, Henrico and Northumberland counties. As of March 31, 2008 the Company had $315.848 million in total assets, which was an increase of $34.330 million, or 12.2%, from March 31, 2007 total assets of $281.518 million. Total deposits at March 31, 2008 increased $19.225 million, or 8.2%, over the same total one year earlier to $252.993 million. Total loans at March 31, 2008 were $230.262 million compared to $199.126 million at March 31, 2007, an increase of $31.136 million, or 15.6%. BOE Financial Services of Virginia, Inc. stock trades on the Nasdaq Capital Market under the symbol BSXT.

BOE Financial Services of Virginia, Inc.

Balance Sheet

(Unaudited)

(in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007
Assets
Cash and due from banks	$4,222	$4,100	$3,878
Federal funds sold	4,038	—	736
Securities available for sale, at fair value	52,500	52,543	54,415
Securities held to maturity (fair values approximates	3,000	3,000	3,000
Equity securities, restricted, at cost	2,136	1,761	1,535
Loans held for sale	883	497	250
Loans, net of allowance for loan losses
($2,595 in ‘07 and $2,400 in ‘06)	227,703	218,954	196,721
Bank premises and equipment, net	10,801	10,663	10,397
Accrued interest receivable	1,494	1,514	1,468
Intangible assets, net	367	398	493
Other assets	8,683	9,001	8,625

Total assets	$315,827	$302,431	$281,518

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing deposits	$26,876	$26,220	$27,539
Interest bearing deposits	226,117	218,373	206,229

Total deposits	$252,993	$244,593	$233,768
Federal funds purchased	—	3,152	—
Federal Home Loan Bank advances	24,500	17,000	12,000
Trust preferred capital notes	4,124	4,124	4,124
Accrued interest payable	990	1,007	809
Other liabilities	2,812	2,445	2,450

Total liabilities	$285,419	$272,321	$253,151

Commitments and Contingent Liabilities Stockholders’ Equity
Common stock	$6,070	$6,056	$6,045
Surplus	5,613	5,552	5,503
Retained earnings	18,759	18,903	17,578
Accumulated other comprehensive income (loss)	(34)	(401)	(759)

Total stockholders’ equity	$30,408	$30,110	$28,367

Total liabilities and stockholders’ equity	$315,827	$302,431	$281,518

BOE Financial Services of Virginia, Inc.

Income Statement

(Unaudited)

(in thousands)

	for the quarter ended March 31, 2008	for the quarter ended March 31, 2008	Percent change
Interest and Dividend Income
Interest and fees on loans	$4,071	$3,759	8.3%
Interest and dividends on securities:
U.S. Treasury	4	4	0.0%
U.S. Government agencies	204	208	-1.9%
State and political subdivisions, nontaxable	332	354	-6.2%
State and political subdivisions, taxable	30	24	25.0%
Other securities	45	47	-4.3%
Interest on federal funds sold	13	18	-27.8%

Total interest and dividend income	$4,699	$4,414	6.5%
Interest Expense
Interest on deposits	$2,000	$1,819	10.0%
Interest on borrowings	304	282	7.8%

Total interest expense	$2,304	$2,101	9.7%

Net interest income	$2,395	$2,313	3.5%
Provision for Loan Losses	—	—

Net interest income after provision for loan losses	$2,395	$2,313	3.5%

Noninterest Income
Service charge income	$275	$235	17.0%
Net security gains (losses)	6	1	500.0%
Net gains on sales of loans	90	—
Net gains (losses) on sale of premises and equipment	—	—
Other income	156	190	-17.9%

Total noninterest income	$527	$426	23.7%

Noninterest Expenses
Salaries	$980	$862	13.7%
Employee benefits and costs	304	272	11.8%
Occupancy expenses	130	123	5.7%
Furniture and equipment related expenses	156	108	44.4%
Data processing	144	140	2.9%
Stationery and printing	117	38	207.9%
Postage	42	60	-30.0%
Bank franchise tax	66	61	8.2%
Other operating expenses	518	376	37.8%

Total noninterest expenses	$2,457	$2,040	20.4%

Net income before income taxes	$465	$699	-33.5%
Income Taxes	91	147	-38.1%

Net income	$374	$552	-32.2%

Earnings Per Share, basic	$0.31	$0.46
Earnings Per Share, diluted	$0.31	$0.45